Exhibit 10.9

MASTER SERVICE AGREEMENT

PERFORMIVE LLC (“PERFORMIVE”) Performive 1130 Powers Ferry Place Marietta, Georgia 30067	AND	(“Customer”) The Cloud Minders Customer Name: Ian Gerard Address 1: 185 Faro Court Address 2: Unit 2 City: Shepherdsville State/Zip: KY, 40165 Telephone: Fax: Web:

This Master Services Agreement is made between PERFORMIVE and Customer as of the latter-dated signature below (the “Effective Date”) and consists of the general terms and conditions set forth on the following pages and all current and future schedules attached hereto or which will subsequently be added as provided herein. The general terms below together with the Schedules and all other related Schedules, Order Forms, agreements, amendments and attachments between PERFORMIVE and Customer collectively are the “Agreement.”

NOW, THEREFORE, the parties hereto agree as follows:

1	Definitions. Capitalized terms used but not defined elsewhere in this Agreement will have the meanings set forth below:

“Acceptable-Use Policy” means the PERFORMIVE Acceptable-Use Policy that appears on PERFORMIVE’s website (incorporated herein by reference and as may be modified occasionally by PERFORMIVE, in its sole discretion).

“Affiliate” means, as to any Person, any Subsidiary of such Person and any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner of such Person, and each Person who is the beneficial owner of 5% or more of any class of voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Colocation Service” is a PERFORMIVE product that includes a license to use space within the Colocation Area located in the PERFORMIVE Data Center. The Colocation Service is ideal for customers wishing to install their own equipment in the PERFORMIVE Data Center.

“Customer Software” means any software, other than PERFORMIVE Software, required to perform the Services. Customer Software includes Third- party Software.

“Deliverables” means code, documents or other materials created by PERFORMIVE and required to be delivered to Customer pursuant to a Schedule or Order Form. “Deliverables” does not include Software.

“Facilities” are Property owned or leased by PERFORMIVE and used to deliver Service, including terminal and other equipment, wires, lines, ports, routers, switches, channel service units, data service units, cabinets, racks, private rooms and the like.

“Fully Implemented Date” means the date on which PERFORMIVE notifies Customer (including, without limitation, by e-mail) that Customer’s Services and/or application has been implemented.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hardware” means servers, telecommunications and other equipment that are listed in an exhibit to this Agreement and that are to be supplied either by PERFORMIVE (“PERFORMIVE Hardware”) or Customer (“Customer Hardware”), as set forth in such exhibit, for the purpose of rendering the Services.

“Person” means an individual, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Professional Services” means Services provided to Customers pursuant to a professional-services Schedule.

“Order Form” means the document describing the Services to be provided by PERFORMIVE to Customer pursuant to a Schedule under this Agreement, the pricing for such Services and the term during which such Services are to be provided to Customer.

“Schedule” means any present or future attachment to this AGREEMENT (including, without limitation, an Order Form) that describes at least (a) the Services to be performed, (b) the Software and Hardware to be provided by each party in connection with the Services, (c) each party’s responsibilities with respect to the Services to be provided and the fees associated with such Services, Software or Hardware.

“Services” means the services (excluding PERFORMIVE Software and Hardware, unless otherwise set forth in the applicable Schedule) to be provided to Customer by PERFORMIVE, as described in a Schedule.

“SLA” means a service-level agreement attached to the applicable Schedule setting forth the credits available to the Customer for any failure to deliver a Covered Service. PERFORMIVE reserves the right to modify or amend the specific SLA within reasonable discretion.

“Software” means PERFORMIVE Software and Customer Software, including, without limitation, software applications, database software, operating system software, and/or remote access software.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting and includes, without limitation, common stock and preferred stock.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Term” means the term set forth in a Schedule, whether such term is entered into as of the Effective Date of this Agreement or subsequently thereto, and that may be amended or extended by subsequent Schedules.

“Third-Party Software” means any Software that is owned by a third party and licensed by Customer either from a third-party vendor or through PERFORMIVE pursuant to a separate agreement, Schedule or a Software Schedule, as applicable, and excludes PERFORMIVE Software.

“PERFORMIVE” means Performive, LLC, a Georgia limited liability company, together with any Affiliate, subsidiary, or division.

“PERFORMIVE Software” means software provided by PERFORMIVE as specified on a Schedule or Order Form and that may be accessed by Customer solely in connection with the use of the Services, but that is not licensed to Customer.

2	ORDER FORMS, SCHEDULE, AND SERVICES

2.1

Submission of an Order Form or Schedule. To order any Service, Customer shall submit an Order from or Schedule, requesting Service. The Order Form, Schedule, and its backup detail must include a description of the Service, the nonrecurring charges and monthly recurring charges for Services and as well as the Term and/or any commitment.

2.2

Acceptance by PERFORMIVE. Upon receipt of an Order Form or Schedule, PERFORMIVE shall determine (in its sole discretion) whether to accept the Order Form or Schedule. Upon Acceptance, PERFORMIVE will notify the Customer of its acceptance and the expected Fully Implemented Date for the Services to become available for Customer use.

2.3

Credit Approval and Deposits. All orders for Services are subject to credit approval. Customer shall provide PERFORMIVE with information to demonstrate acceptable credit before delivery of Goods and/or Service under any Customer Service Order. Upon execution of this Agreement, Customer may be required to pay PERFORMIVE a security payment for Customer’s obligations, as indicated on a Schedule. PERFORMIVE shall not be obligated to segregate or to pay any interest on any portion of the Security Payment. Upon termination of this Agreement without renewal, any remaining portion of the Security Payment will, at PERFORMIVE’s option, either be returned to Customer or applied to its final invoice to the extent that, in each case, the Security Payment has not previously been applied to Customer’s account as a result of any default or breach of this Agreement by Customer.

2.4

Annual Price Escalator. Customer agrees that all prices set out in the applicable Order Form or Schedule shall increase by six percent (6%) annually. The parties may enter into a separate and optional pricing agreement that sets out limitations or exceptions to the annual increase that is set out in this section 2.4.

2.5

Facilities. Except as otherwise agreed, title to all Facilities shall remain with PERFORMIVE. PERFORMIVE will provide and maintain the Facilities in good working order. Customer shall not, and shall not permit others to, rearrange, disconnect, remove, attempt to repair, or otherwise tamper with any Facilities without the prior written consent of PERFORMIVE. The Facilities shall not be used for any purpose other than that for which PERFORMIVE provides them. Customer shall not take any action that causes the imposition of any lien or encumbrance on the Facilities. In no event will PERFORMIVE be liable to Customer or any other person for interruption of Service or for any other loss, cost or damage caused or related to improper use or maintenance of the Facilities by Customer or third parties provided access to the Facilities by Customer in violation of these Terms, and Customer shall reimburse PERFORMIVE for any damages incurred as a result thereof.

2.6

Customer-Provided Equipment. PERFORMIVE may install certain Customer-provided communications equipment upon installation of Service in the licensed space. Still, PERFORMIVE shall not be responsible for the operation or maintenance of any Customer- provided communication equipment unless otherwise agreed to in a Customer Service Order. PERFORMIVE undertakes no obligations and accepts no liability for the configuration, management, performance, or any other issues relating to Customer’s servers, routers or other Customer-provided equipment used for access to or the exchange of traffic in connection with the Service unless specifically agreed to in a Customer Service Order. Customer may at any time purchase PERFORMIVE On Demand services at prevailing rates from PERFORMIVE to gain assistance with Customer-Provided Equipment.

3	GOODS, SERVICES AND LICENSES.

3.1

Scope. PERFORMIVE will perform the Services, deliver the Deliverables, provide access to the PERFORMIVE Software and/or distribute, license, or sublicense the Third-Party Software acquired through PERFORMIVE as specified in a Schedule. Other than as expressly set forth in the relevant Schedule, Customer may not resell, lease or sublicense the Services or PERFORMIVE Software or use the Services or PERFORMIVE Software in a commercial-service-bureau environment or to process third-party data without the express written approval of PERFORMIVE.

3.2

Access to Facilities and Information. Customer will provide PERFORMIVE reasonable access to hardware, equipment, tools, supplies, software, utilities, information and facilities of Customer that, in each case, PERFORMIVE reasonably determines necessary to enable it to perform any Services. Customer agrees to cooperate with PERFORMIVE and respond in a timely manner to all reasonable requests for access to Customer’s Service environment and/or information to facilitate PERFORMIVE’s delivery of Services. If Customer fails to cooperate with any such request, PERFORMIVE shall have no liability for any damage or injury that may arise as a result.

3.3

Change of Scope or Additional Services. Either party may request a change in the scope of the Services or request additional Services by submitting to the other party a written description of the same. If the parties agree upon a change or additional Services request, the parties will execute a new Schedule. PERFORMIVE retains the right to refuse to provide any additional Services for any reason. A Services request will not be binding on either party unless agreed to in writing by both parties.

3.4

Goods. Goods shall be defined as any products, including hardware software or any other products or services purchased by Customer from PERFORMIVE, including firmware or software licenses sold, licensed or otherwise provided to Customer. Title to Goods sold to Customer shall pass upon full payment. Title to all other equipment and/or facilities furnished by PERFORMIVE shall remain with PERFORMIVE. To return Goods, the Customer must obtain a return material authorization from PERFORMIVE’s Purchasing Department. PERFORMIVE agrees to provide and Customer agrees to purchase the Goods set forth on the Order Form.

4	FEES AND PAYMENT.

4.1

Fees and Charges. Customer and PERFORMIVE shall agree upon the applicable fees and specify them in each Schedule. The customer agrees to pay PERFORMIVE for the Services and Third-Party Software acquired through PERFORMIVE in accordance with the applicable Schedule customer agrees to pay PERFORMIVE for the Services in accordance with the payment terms in Section 4.3 below.

4.2

Reimbursement of Expenses. In addition to the payment of applicable fees, as specified in each Schedule, Customer shall reimburse PERFORMIVE for all reasonable out-of-pocket costs advanced and expenses incurred that are directly related to the performance of the Services, including, without limitation, non-standard or recurring expenses incurred at the written request of Customer (such as airfare, hotel accommodations, business meals, miscellaneous travel expenses, and mileage). Upon request, PERFORMIVE will provide copies of supporting documentation as may be reasonably appropriate for Customer to confirm the nature and amount of any such expenses.

4.3

Payment. Customer shall pay PERFORMIVE all fees as specified in any Schedule. All amounts payable under this Agreement and not disputed in writing and in good faith shall, unless otherwise specifically set forth in the applicable Schedule, be payable in full as set out in the applicable invoice, in United States Dollars, at the PERFORMIVE address set forth at the beginning of this AGREEMENT or as directed in the applicable invoice. Fees for initial set-up, non-recurring fees and other one-time fees will be billed upon acceptance of the Schedule. Recurring fees will be billed one month in advance beginning on the acceptance of the Schedule, which is the Fully Implemented Date of Services. The parties may agree to a specific Fully Implemented Date of the Services. Failure by Customer to execute its acceptance of the environment within (10) ten business days after notification by PERFORMIVE of the Fully Implemented Date (as set forth herein) shall be deemed to be acceptance by Customer of the environment. Acceptance by Customer of the environment may also be deemed to have been communicated to PERFORMIVE by Customer’s usage of any of the Services (e.g., space, power, and bandwidth). If PERFORMIVE has completed the installation of a portion of the Customer environment and PERFORMIVE’s provision of Services under this Agreement depends on the completion of any further actions by Customer, PERFORMIVE may, at its discretion, invoice Customer for that portion of the Services already installed and provided by PERFORMIVE, and Customer shall be obligated to pay such invoice(s) in accordance with this Section. Where cooperation of Customer necessary for the completion of the Customer environment is not provided on a timely basis, PERFORMIVE may, at its discretion, commence billing for the full environment as set forth in the next sentence. With the exception of all initial set-up fees and other one-time fees, which shall be invoiced upon execution of this Agreement, and unless otherwise set forth in a signed Schedule, billing shall commence upon Customer’s acceptance of the environment but not later than 60 days following the date of execution of the signed Schedule, whichever occurs earlier. Except with respect to metered services (i.e., bandwidth, backups, and exchange), all fees owed under this Agreement shall be prorated if the Fully Implemented Date is after the first day of the month.

4.4

Right to Suspend. PERFORMIVE may suspend access or any or all Service forthwith in the event that: (i) Customer fails to comply with any provision of this Agreement, (ii) customer violates the PERFORMIVE AUP, (iii) Customer has failed to pay for Service as required, or (iv) PERFORMIVE is entitled to terminate this Agreement (including, without limitation, by reason of a breach, fault or omission by Customer hereunder) or (v) Customer consumes Services in an amount that materially exceeds Customer’s credit limit and Customer, after demand, has not provided sufficient security for payment. Any PERFORMIVE Suspension shall not be a waiver of any right of termination. If Service has been suspended other than for Customer’s breach, Service shall be restored as soon as reasonably possible and the applicable Service charges shall be ratably abated. If Service has been suspended for any other reason and Customer requests that Service be restored, PERFORMIVE may restore Service after satisfaction of conditions and imposition of charges as PERFORMIVE reasonably requires.

4.5

Late Fees/Interest. PERFORMIVE reserves the right to charge a late fee of 1.5% per month (18% per annum), or the highest rate allowed by applicable law, whichever is lower, calculated from the date such fee(s) were due, if payment in full is not received within 30 days of the date due. Customer shall pay any costs of collection (including reasonable legal and professional fees) incurred in collecting any amounts due hereunder. Notwithstanding anything in this Agreement to the contrary, if any invoice or portion thereof is past due and not disputed in writing and in good faith by Customer, PERFORMIVE may, in addition to receiving the above late-fee payments and any other remedies available under this Agreement or applicable law, (a) restrict Customer’s access to the Facilities, (b) refuse to provide any new additional Services requested by Customer and (c) suspend the provision of any of the Services to Customer. If PERFORMIVE ceases providing Services to Customer pursuant to this Section, PERFORMIVE will resume said Services as soon as commercially reasonable and PERFORMIVE may charge Customer a reasonable reinstatement fee equal based on the Services to be restored.

4.6

Waiver/Acceptance. The acceptance and deposit by PERFORMIVE of any payment from Customer or its Affiliates, by check, wire transfer or any other means, which payment contains reference of any type that such payment constitutes ‘payment in full’ or ‘in full satisfaction,’ shall not constitute an accord and satisfaction or a waiver by PERFORMIVE of any rights it possesses, in law or equity, to collect payment in full from Customer for any and all services provided to Customer under this Agreement.

4.7	Taxes. Customer shall pay PERFORMIVE for any taxes and duties (excluding taxes on PERFORMIVE’s net income) that are required to be collected or paid by PERFORMIVE.

5	COLOCATION SERVICES.

5.1

This Section 5 sets forth the terms and conditions of Customer’s use of Colocation Services within a PERFORMIVE data center. For purposes of the provision of colocation Services, the following definitions shall apply:

“Customer Space” means the server racks, cabinets and cages, and the space contained therein, to be provided by PERFORMIVE at a Data Center for the installation of the Equipment and the delivery of Services.

“Customer Equipment” means Equipment supplied by Customer.

“Data Center” means the facility used by PERFORMIVE to provide the Services.

“Equipment” means any and all computer hardware, operating systems and other system-level software used in the delivery of Services.

“PERFORMIVE Equipment” means the Equipment provided by PERFORMIVE for use by Customer.

“NOC” means the PERFORMIVE network operations center.

“Order Form” means an executed order, received from Customer for the provisioning of Services.

“Services” means any services to be performed by PERFORMIVE under an Order Form or the Agreement.

5.2

Grant of license. During the term designated on any Order Form or Schedule, PERFORMIVE grants to Customer the right and non- exclusive license (“License”) to use the Customer Space identified in the Order Form solely for the Permitted Uses (as defined below). The Customer Space is delivered to Customer on an “as-is, where-is” basis. Customer may not assign or sublicense the Customer Space or allow any other person or entity to use the Customer Space, without first obtaining the prior written consent of PERFORMIVE. This License is revocable subject to changes in PERFORMIVE’s underlying lease agreement(s). Customer agrees that it does not have, has not been granted and will not have any real property interest in the Customer Space or the Data Center; that Customer is a licensee and not a tenant of the Customer Space; and that Customer does not have any of the rights, privileges or remedies that a tenant would have under a lease agreement.

5.3

Change in Customer Space. PERFORMIVE may relocate, change or otherwise substitute space in the general region where the space is located for the Customer Space at another location at any time during the term of the Agreement, provided that (i) the replacement space is substantially similar in size and configuration to the original Customer Space, (ii) PERFORMIVE gives Customer at least ninety (90) days written notice of such relocation (except that no notice is required in the event of an emergency), and (iii) PERFORMIVE will provide the labor necessary to assist Customer with the move. PERFORMIVE may access the Customer Space at any time and for any reason, including, without limitation, to perform maintenance and repairs, to inspect Equipment, to measure power draw and to perform contracted Services. Neither Customer nor any of its officers, employees, technicians, agents, representatives, subcontractors or visitors shall make any alterations, additions or improvements to the Customer Space without PERFORMIVE’s prior written consent.

5.4

Delivery and Storage of Equipment. PERFORMIVE will accept delivery of and store Customer Equipment in accordance with the guidelines below. Due to limited storage space in the Data Center, PERFORMIVE, in its sole discretion, may deny or limit the amount of storage space and storage time to customers. PERFORMIVE reserves the right to modify or adjust the remote hands fees applicable to the receipt, acceptance, and storage of Customer Equipment and packages.

1.

Scheduling. All deliveries shall be scheduled in advance by registering each shipment within the PERFORMIVE customer portal 48 hours prior to the delivery of each shipment. If PERFORMIVE has not been notified in advance of Equipment arrival, PERFORMIVE will deny acceptance of shipment. When scheduling, Customer shall describe the Equipment being delivered to PERFORMIVE. For deliveries too large to be accommodated in accordance with normal freight procedures for the Data Center, Customer will work with PERFORMIVE and the landlord or building manager of the Data Center to ensure delivery. Deliveries of any oversized items shall occur outside of normal business hours of the building in which the Data Center is located. Customer shall be responsible for any applicable charges imposed by the landlord or building manager.

2.

Third Party Deliveries. If Customer Equipment is delivered by a third party, PERFORMIVE facility personnel will receive it on behalf of Customer, provided that Customer scheduled the delivery with PERFORMIVE as described above. Customer must include in the PERFORMIVE customer portal shipment registration: Customer’s name, Customer order number, Data Center address, Customer cabinet or case number, and any special instructions and any shipment identification information. Customer shall prepay all shipments, freight, packages, etc. PERFORMIVE will not accept shipments that require any payment whatsoever. Customer is responsible for all shipping and freight claims. Upon receipt of Customer Equipment, PERFORMIVE will:

●	Verify that the shipment is for the correct Data Center.

●	Visually inspect external packaging for possible damage.

●	Verify that the carton count matches the shipping receipt.

●	Place the Customer Equipment in the Customer Space or other secured area of the Data Center until the Customer Space is ready or available.

●	Notify Customer of receipt of all shipments and damages or shortages, if any.

In the event of damaged external packaging, PERFORMIVE will accept the Customer Equipment, indicate “damaged shipment/freight” on the shipping receipt and request the delivery driver to countersign acknowledging delivery of “damaged shipment/freight.” In the event of a discrepancy, PERFORMIVE will accept the shipment and indicate “short shipment/freight” on the shipping receipt and request the delivery driver to countersign acknowledging delivery of “short shipment/freight.

3.

Storage. If Customer Equipment can be locked in the Customer Space, no storage charges will apply. However, upon completion of initial build, no spare equipment may be stored in cardboard boxes within the confines of the Customer Space or any portion of the floor. If there is not enough storage area in the Customer Space, PERFORMIVE will store Customer Equipment in a designated and secure storage area if there is space to do so, at the sole discretion of the site operations manager. Customer will have 15 days in which to retrieve its Equipment from the storage area from the date the Equipment was delivered, after which storage fees will apply. All Equipment left in PERFORMIVE storage areas for more than 45 days will be shipped to a Customer-specified location at Customer’s sole cost and expense. PERFORMIVE is not responsible for loss or damage to Customer Equipment stored in the Data Center or in transit if returned to Customer.

4.

Inventory of Equipment. Customer shall give PERFORMIVE an inventory of Customer Equipment upon execution of hereof or upon installation. PERFORMIVE may affix “Customer-Owned Equipment” tags to Customer Equipment. Customer shall notify PERFORMIVE of any significant changes in the Customer Equipment, including, without limitation, additions, upgrades, reconfigurations and deinstallations. PERFORMIVE may conduct, upon reasonable advance notice to Customer, periodic inventory of Customer Equipment and configurations during the term of the Agreement.

5.5	Installation.

1.

Plan Approval. Prior to installing any Customer Equipment, Customer shall submit written installation plans to PERFORMIVE and obtain PERFORMIVE’s prior written consent of same. PERFORMIVE may reasonably limit the type, size and location of Customer Equipment located in the Data Center. Customer agrees that all Customer Equipment will only blow air towards the “hot aisle” as designed by PERFORMIVE. No Customer Equipment will blow hot air in any direction other than towards the hot aisle. Additional fees may be required for Customer installation of Equipment that significantly differs from that specified in an installation plan or that does not fit into the Customer Space footprint. PERFORMIVE retains ownership of all PERFORMIVE Equipment.

2.

Fixed Equipment. Customer shall not install any Equipment that cannot be securely affixed or bolted into a cabinet or rack in a manner reasonably acceptable to PERFORMIVE. Any and all Equipment that is too large or heavy for a rack or cabinet (including, without limitation, large servers) shall be fastened, securely affixed or bolted directly to the floor by a PERFORMIVE technician. Customer shall not stack or rest any Equipment on any other Equipment. In addition, nothing that may restrict the airflow through the PERFORMIVE facility may be mounted on cage walls.

5.6

Maintenance/Removal. Customer shall safely configure, operate and maintain Equipment in the Customer Space, including by appropriate engineering and designing equipment systems in adherence to manufacturer specifications. Failure to comply with these safety measures can result in an order to remedy or shut down unsafe Equipment. Customer shall remove all Customer Equipment upon expiration or termination of this Agreement and repair any damage to the Data Facility upon such removal.

5.7

Power. PERFORMIVE shall exclusively provide any AC or DC power circuits for the Customer Space in accordance with the Order Form. It shall be Customer’s responsibility to manage the power draw on each circuit and each fuse, and PERFORMIVE shall not be liable for any outage or damage to Customer Equipment or applications should Customer exceed the circuit or fuse rating. Customer shall use only electric outlets from PERFORMIVE-provided power strips. Customer-provided power strips used for remote control or other additional functionality must be approved for use in advance by PERFORMIVE. Dedicated power circuits are standard for most Customer space. Shared power circuits are standard for 1u colocation space . Five power-strip outlets are provided for half-cabinet service, and three power-strip outlets are provided for quarter-cabinet service. Customer may purchase additional dedicated power services as required.

Cage size is determined in part by the power density and the amount of power purchased by Customer. If Customer chooses to add power circuits to its environment, PERFORMIVE may, in its sole and reasonable discretion, require that Customer’s cage be enlarged to accommodate the additional power circuits or that the rate per square foot and quantity of square feet be adjusted to ensure that the maximum recommended wattage density per square foot of the applicable data center, as determined by PERFORMIVE in its sole reasonable discretion, is not exceeded.

The Data Center utilizes an uninterruptible power supply (“UPS”) system that receives power from both a local commercial power utility and from standby generators to provide continuous conditioned power to the Data Center’s power-distribution units (“PDUs”). In case of a failure in the commercial power source, the UPS battery system continues to provide conditioned electric power. For extended commercial outages, the generators act as the primary source of power to the UPS system. For PDU redundancy, Customer may optionally purchase additional diverse power circuits. Customer has the option to purchase redundant power delivery to the Customer space which includes the PERFORMIVE power SLA service. Power SLA is limited only to Customers that purchase the redundant power delivery.

Power provided will be based solely on accepted Equipment configurations as set forth on any applicable executed service contract. Additional power required for Equipment reconfigurations, additions or upgrades must be approved by the site operations manager.

All individual power runs are to be installed and maintained by PERFORMIVE only. All Equipment must meet the standards of Underwriters Laboratory, Inc. (UL), or a similarly recognized governing board. Any electrical work that requires any contact with any PERFORMIVE infrastructure must be performed by PERFORMIVE, PERFORMIVE-employed contractors or PERFORMIVE- approved contractors.

Customers may not install any batteries in the Data Center without the prior approval of the site operations manager.

Customer must inform PERFORMIVE immediately upon discovery of any worn, frayed or cut cables by opening a ticket within the PERFORMIVE customer portal and immediately alerting the onsite NOC. No soldering or open flames are allowed in the Data Center.

By code, the load on any AC circuit should not exceed 80% of its maximum rating or exceed 70% on any DC circuit. To ensure the safety of the PERFORMIVE facility, there are restrictions on the maximum total power provided to any individual cabinet, rack or cage installed in the facility. For example, no individual cabinet or rack may exceed six (6) kilowatts of power for standard density service, and twelve (12) kilowatts for the high-capacity service. The site operations manager must approve all specific Customer power requirements that exceed this threshold.

PERFORMIVE Customer may only use outlets from PERFORMIVE-provided (or -approved) power strips. If Customer plugs in additional power strips into the PERFORMIVE-provided or approved power strips (i.e., daisy-chains multiple strips together), PERFORMIVE SLAs are no longer in effect. PERFORMIVE reserves the right to demand the removal of the additional power strips, and Customer must remove them immediately on demand.

Redundant AC circuits for fail-over may also be purchased. Customer must use a redundant circuit for fail-over only and may not use it as a primary power feed. The actual combined power draw on a primary/redundant circuit pair may not exceed 80% of the primary circuit’s maximum draw. If Customer’s actual power requirement exceeds 80% of the primary circuit’s maximum draw (for example, 16A on a 20A/120V circuit), Customer must purchase additional primary power circuits. PERFORMIVE will periodically review Customer’s usage of primary and redundant circuits to verify that Customer is not overloading the circuit or using redundant circuit as a primary power source. Customer will be charged the current monthly fee for a primary circuit for any redundant circuits used as a source of primary power or contributing to actual draw in excess of the primary circuit’s maximum draw. PERFORMIVE shall have the right to invoice Customer for electric power overages at the rate of 250% of the KW pricing set out in the applicable Schedule and to add additional power services and charges to Customer’s account as an addition to Customer’s services.

PERFORMIVE may, with 24 hours’ notice, temporarily remove from service any individual DC power feed for maintenance of the power infrastructure.

5.8

Access to Space. PERFORMIVE will provide physical access by Customer to the Customer Space 24 hours a day, 7 days a week, except in the event of an emergency situation in the Data Center; provided, however, that PERFORMIVE may restrict Customer’s physical access to the Data Center if Customer is in breach of any payment obligation set forth in the Agreement and further provided that the Data Center landlord reserves the right to restrict access to any person who poses an unreasonable security risk to the building in which the Data Center is located. To ensure the availability of PERFORMIVE personnel to accommodate Customer access, Customer must provide PERFORMIVE with at least 24 hours prior notice of its intent to enter the Customer Space. No unescorted persons may enter the Colocation Space under any circumstances. PERFORMIVE retains the right to access the Customer Space at any time and for any reason, including, without limitation, to perform maintenance and repairs, to inspect Equipment, to measure power draw, and to perform contracted Services.

5.9

Access List. Customer shall provide to PERFORMIVE a list of Customer employees or agents authorized by Customer to enter the Data Center on Customer’s behalf with minimal 24 hours advance notice. The Customer’s responsible for keeping such personnel information updated at all times by contacting the NOC with any changes. All badges are the property of PERFORMIVE and shall remain at the Data Center where issued.

5.10

Security. The Data Center is secure with a 24x7x365 main entrance that is monitored by camera. All visitors at the Data Center must sign in and state their affiliation to a PERFORMIVE Customer. Customer may not prop open any doors within the Data Center. No one may shield his or her face in any manner from any camera within the building or the Data Center.

5.11

Customer-Space Permitted Uses. Customer shall use the Customer Space solely for the purposes of installation, maintenance, and operation and removal of the Customer Equipment in the Customer Space, as defined on an Order Form (collectively, the “Permitted Uses”). Unless otherwise agreed by PERFORMIVE in writing, Customer shall perform the Permitted Uses at its sole cost and expense.

5.12

Customer-Related Third Parties. Customer will ensure that its officers, employees, technicians, agents, representatives, subcontractors and visitors who are involved in the installation and maintenance of the Equipment or who are granted access to the Customer Space, comply with all policies and procedures contained in the Agreement and with all Requirements of Law (expressly including, without limitation, the standards of the Occupational Safety and Health Administration). Customer will be responsible for any damages caused by its officers, employees, technicians, agents, representatives, subcontractors and visitors.

5.13

Rules and Regulations. Customer agrees to abide by the rules and regulations of the building, third party data center or other building operated by a third party where Customer Equipment may be located. Furthermore, Customer agrees not to: (a) eat, drink or smoke within the Data Center or the building, except in areas designated by PERFORMIVE or the building management; (b) bring any weapons—including guns, knives or mace—alcohol or drugs within the Data Center or the building; (c) photograph or film any areas in the Data Center or the entrances to the Data Center or the building; (d) touch, access, tamper or interfere with another customer’s Space or Equipment without such customer’s written authorization, even if Customer owns Equipment within another PERFORMIVE customer’s Space; (e) loiter or solicit within the Data Center or the building in which the Data Center is located. PERFORMIVE reserves the right to exclude or expel from the Data Center any person who, in PERFORMIVE’s judgment, is violating any of these Rules and Regulations or is intoxicated or under the influence of alcohol or drugs. Customer shall notify PERFORMIVE immediately of any conditions within the Data Center of which Customer is aware (e.g., loose ladder racks, slick floors or electrical issues).

5.14

Waste. Customer shall maintain the Customer Space in an orderly and clean manner and in good repair and condition, satisfactory to PERFORMIVE. Customer shall keep the Customer Space free of litter, cartons, packing materials or packaging and related items (collectively, “Waste”). PERFORMIVE does not provide, and is not responsible for providing, receptacles for Customer Waste. Customer must remove all Waste, and under no circumstances shall Customer leave Waste in the Data Center or the building in which the Data Center is located without the prior approval of the site operations manager. In the event PERFORMIVE is required to clean up Customer Waste or provide any disposal of garbage or other cleaning activities, Customer shall be charged for this service as a part of the remote hands services.

5.15

Power Pricing. Pricing for power is subject to review and change on each annual anniversary or renewal of this Agreement. However, pricing for power is subject to a quarterly adjustment based on increases of utility or service provider costs of 1.5% or more realized by PERFORMIVE in the preceding quarter or 3% within any 12-month period. PERFORMIVE will provide notice to Customer in the billing period prior to making the adjustment, but in no case will the notice be less than 20 days prior to the effective date of such adjustment, and PERFORMIVE will provide Customer with copies of utility invoices demonstrating such utility-rate increase.

6	DEDICATED SERVER SERVICES

6.1

This Section 6 sets forth the terms and conditions of Customer’s use of dedicated server Services within a PERFORMIVE data center (the “Dedicated Server”), which includes server computers and hardware, operating system, software as well as monitoring, maintenance, and management services (collectively, the “Dedicated Services”).

6.2

Dedicated Server Set-Up and Management. PERFORMIVE will configure the Dedicated Server, to be reachable over the internet at the time of service delivery to the Customer. Customer will be solely responsible for providing, updating, uploading, securing, and maintaining Customer’s server content and all supporting data files and data structures (collectively, “Customer Data”) onto the Dedicated Server computers. At no point will PERFORMIVE be responsible for Customer Data residing on the Dedicated Server. Customer is ultimately and solely responsible for the backup, security, and management of all of Customer Data stored on Customer’s Dedicated Server, and Customer bears full risk of loss and damage to Customer Data. In no event will PERFORMIVE have any liability to Customer or any other person for loss, damage, or destruction of any of Customer Data. Upon termination of this Agreement, Customer will be responsible for moving Customer Data off the Dedicated Server.

6.3

Availability of Service. PERFORMIVE will provide connection of the Dedicated Server to the Internet, including all telecommunications equipment and connections for the Dedicated Server to provide the Dedicated Services on a 24-hour-a-day, 7-day-a-week basis; provided, however, that the Dedicated Services from time to time may be inaccessible or inoperable for any reason, including, without limitation, equipment malfunctions; periodic maintenance procedures or repairs, or causes beyond PERFORMIVE’ control caused by, for example, acts of nature, third-party equipment or transmission failures, or security breaches. In addition, the Dedicated Services may be inaccessible from time to time for scheduled upgrades or downgrades to the Dedicated Server.

6.4

Maintenance Services. PERFORMIVE will perform periodic maintenance services as PERFORMIVE determines reasonably necessary to maintain the continuous operation of the Dedicated Server. PERFORMIVE will provide prior notice of the maintenance downtime, except when circumstances beyond its control limit its ability to do so.

6.5

Domain Names and IP Addresses. Customer is responsible for the registration, renewal and control of Customer’s domain names. PERFORMIVE may provide Customer with IP Addresses as set out in the applicable Schedule. Customer will not own and cannot take any IP addresses with Customer after the termination of this Agreement. As a normal course of its business, PERFORMIVE may find it necessary to migrate its servers, in which event Customer may be assigned different IP numbers and addresses. PERFORMIVE maintains and controls ownership of all IP numbers and addresses that may be assigned to Customer, and PERFORMIVE reserves, in its sole discretion, the right to change or remove any and all IP numbers and addresses.

6.6

Hardware, Equipment and Software. Customer is responsible for and must provide all telephone, computer, hardware and software equipment and services necessary to access the Dedicated Services. PERFORMIVE makes no representations, warranties, or assurances that Customer’s equipment will be compatible with the Dedicated Services.

6.7

Server Software. PERFORMIVE owns or has licensed some or all server software that are part of the Dedicated Server Services and hereby licenses same to Customer on a non-exclusive basis. In the event that PERFORMIVE elects, at its option, to provide custom software to Customer, this software will be licensed to Customer for Customer’s use only on the Dedicated Server on a non-exclusive, royalty-free, fully paid basis according to the terms of this Agreement.

6.8	Customer Support. PERFORMIVE will provide Customer with reasonable customer support during PERFORMIVE’ standard customer support hours via PERFORMIVE customer portal.

6.9

Compliance with Law. Customer shall comply with all applicable state, municipal and federal laws in the use and operation of the Dedicated Server, including laws governing technology, software and trade secrets. Customer agrees to comply with rules and regulations of Customer’s domain name registrars and other Internet authorities.

6.10

Customer Data. Customer Data shall not contain any content, materials, data, work, trade or service mark, trade name, link, advertising, or services that actually or potentially violate any applicable law or regulation or infringe or misappropriate any proprietary, intellectual property, contract or tort right of any person. Customer shall own all Customer Data and all proprietary or intellectual property rights therein or have express written authorization from the owner thereof to copy, use, and display the content on and within Customer’s server account. In no event shall the server content being hosted by PERFORMIVE be used in connection with any illegal activity.

6.11

Use of Dedicated Server. Customer shall be responsible for ensuring there is no excessive overloading of the Dedicated Server. In the event Customer exceeds Customer’s allotted bandwidth and thereby overloads PERFORMIVE’ servers, Customer shall be assessed any and all fees, costs, and penalties associated with such overloading. Customer agrees that Customer’s used of the Dedicated Server will be in conformance with the PERFORMIVE Acceptable Use Policy as may be amended from time to time.

7	BANDWIDTH SERVICES.

7.1

This Section 7 sets forth the terms and conditions pursuant to which PERFORMIVE will provide Customer with Internet connectivity, IP Addresses, and Internet traffic services at selected points of presence (collectively, the “Bandwidth Service”).

7.2

Availability of Service. PERFORMIVE will provide the Bandwidth Service, at the quality of service level indicated on the Order Form, on a 24hour-a-day, 7-day-a-week basis; provided, however, that the Bandwidth Service from time to time may be inaccessible or inoperable for any reason, including, without limitation, equipment malfunctions; periodic maintenance procedures or repairs, or causes beyond PERFORMIVE control caused by, for example, acts of nature, third-party equipment or transmission failures, or security breaches. PERFORMIVE will provide reasonable prior notice of any anticipated interruptions in service within PERFORMIVE’s control.

7.3

Equipment Compatibility. Availability of the Bandwidth Service is dependent on the compatibility of Customer’s equipment (as determined by PERFORMIVE) and the existence of a suitable network transport from PERFORMIVE equipment to Customer’s equipment.

7.4

Maintenance Services. PERFORMIVE will perform periodic maintenance services as PERFORMIVE determines reasonably necessary to maintain the continuous operation of PERFORMIVE equipment. In addition, the Bandwidth Service may be inaccessible from time to time for scheduled upgrades or downgrades to PERFORMIVE equipment. PERFORMIVE will provide prior notice of the scheduled downtime, except when circumstances beyond its control limit its ability to do so.

7.5	Domain Names. Customer is responsible for the registration, renewal and control of Customer’s domain names.

7.6

IP Addresses. PERFORMIVE may provide Customer with IP addresses as set out in the applicable Schedule. Customer will not own and cannot take any IP addresses with Customer after the termination of this Agreement. As a normal course of its business, PERFORMIVE may find it necessary to migrate its servers, in which event Customer may be assigned different IP numbers and addresses. PERFORMIVE maintains and controls ownership of all IP numbers and addresses that may be assigned to Customer, and PERFORMIVE reserves, in its sole discretion, the right to change or remove any and all IP numbers and addresses.

7.7

Hardware, Equipment and Software. Customer is responsible for and must provide all telephone, computer, hardware and software equipment and services necessary to access the Bandwidth Service. In addition, it is Customer’s responsibility to ensure that Customer’s equipment is configured properly and can be connected to PERFORMIVE equipment. PERFORMIVE makes no representations, warranties, or assurances that Customer’s equipment will be compatible with PERFORMIVE equipment.

7.8	Customer Support. PERFORMIVE will provide Customer with reasonable customer support during PERFORMIVE standard customer support hours via the PERFORMIVE customer portal.

7.9

Monthly Bandwidth Service Fee. Customer will pay PERFORMIVE a monthly bandwidth service fee pursuant to a “Fixed Rate” and/or a “Variable Rate” basis, as indicated on the Order Form. Customer may request a change to the billing options for each port at which the Bandwidth Service is provided. Any requests for a change in billing option shall be evidenced by a new Order Form executed by both parties and will not take effect until the start of the following billing cycle. The monthly service fee will be measured as of the last day of each billing service period and billed to Customer and charged each month automatically to Customer’s credit card on file, unless Customer discontinues service with PERFORMIVE prior to renewal. The service fee is subject to prospective adjustment at any time by PERFORMIVE upon thirty (30) days’ notice to Customer.

7.10

Compliance with Law. Customer shall comply with all applicable state, municipal and federal laws in the use and operation of PERFORMIVE equipment, including laws governing technology, software and trade secrets. Customer agrees to comply with rules and regulations of Customer’s domain name registrars and other Internet authorities.

7.11

Customer Data. Customer data shall not contain any content, materials, data, work, trade or service mark, trade name, link, advertising, or services that actually violate any applicable law or regulation or infringe or misappropriate any proprietary, intellectual property, contract or tort right of any person. Customer shall own all Customer data and all proprietary or intellectual property rights therein or have express written authorization from the owner thereof to copy, use, and display the content utilizing the Bandwidth Service. In no event shall the Bandwidth Services be used in connection with any illegal activity.

7.12

Use of PERFORMIVE Equipment. Customer shall be responsible for ensuring there is no excessive overloading of PERFORMIVE Equipment. In the event Customer exceeds Customer’s allotted bandwidth and thereby overloads PERFORMIVE’ servers, Customer shall be assessed any and all actual verifiable fees, costs, and penalties associated with such overloading. Customer agrees that Customer’s used of the Dedicated Server will be in conformance with the PERFORMIVE Acceptable Use Policy as may be amended from time to time.

8	CLOUD SERVER SERVICES.

8.1

This Section 8 sets forth the terms and conditions of Customer’s use of server space within a PERFORMIVE data center (the “Cloud Server”), server computers and hardware, operating system as well as software monitoring, maintenance, and management services: (collectively, the “Cloud Services”).

8.2

Cloud Server Set-Up and Management. PERFORMIVE will configure the Cloud Server, to be reachable over the internet at the time of service delivery to the client. Customer will be solely responsible for providing, updating, uploading, securing, and maintaining Customer’s server content and all supporting data files and data structures (collectively, “Customer Data”) onto the Cloud Server computers. PERFORMIVE. At no point will PERFORMIVE be responsible for Customer Data residing on the Cloud Server. Customer is ultimately and solely responsible for the backup, security, and management of all of Customer Data stored on Customer’s Cloud Server, and Customer bears full risk of loss and damage to Customer Data. In no event will PERFORMIVE have any liability to Customer or any other person for loss, damage, or destruction of any of Customer Data. Upon termination of this Agreement, Customer will be responsible for moving Customer Data off the Cloud Server.

8.3

Availability of Service. PERFORMIVE will provide connection of the Cloud Server to the Internet, including all telecommunications equipment and connections for the Cloud Server to provide the Cloud Services on a 24-hour-a-day, 7-day-a-week basis; provided, however, that the Cloud Services from time to time may be inaccessible or inoperable for any reason, including, without limitation, equipment malfunctions; periodic maintenance procedures or repairs, or causes beyond PERFORMIVE’ control caused by, for example, acts of nature, third-party equipment or transmission failures, or security breaches. In addition, the Cloud Services may be inaccessible from time to time for scheduled upgrades or downgrades to the Cloud Server.

8.4

Maintenance Services. PERFORMIVE will perform periodic maintenance services as PERFORMIVE determines reasonably necessary to maintain the continuous operation of the Cloud Server. PERFORMIVE will provide prior notice of the maintenance downtime, except when circumstances beyond its control limit its ability to do so.

8.5

Domain Names and IP Addresses. Customer is responsible for the registration, renewal and control of Customer’s domain names. PERFORMIVE may provide Customer with IP Addresses as set out in the applicable Schedule. Customer will not own and cannot take any IP addresses with Customer after the termination of this Agreement. As a normal course of its business, PERFORMIVE may find it necessary to migrate its servers, in which event Customer may be assigned different IP numbers and addresses. PERFORMIVE maintains and controls ownership of all IP numbers and addresses that may be assigned to Customer, and PERFORMIVE reserves, in its sole discretion, the right to change or remove any and all IP numbers and addresses.

8.6

Hardware, Equipment and Software. Customer is responsible for and must provide all telephone, computer, hardware and software equipment and services necessary to access the Cloud Services. PERFORMIVE makes no representations, warranties, or assurances that Customer’s equipment will be compatible with the Cloud Services.

8.7

Server Software. PERFORMIVE owns or has licensed all server software that are part of the Cloud Server Services and hereby licenses same to Customer on a non-exclusive basis. In the event that PERFORMIVE elects, at its option, to provide custom software to Customer, this software will be licensed to Customer for Customer’s use only on the Cloud Server on a non-exclusive, royalty-free, fully-paid basis according to the terms of this Agreement.

8.8

Customer Support. PERFORMIVE will provide Customers with 24x7x365 customer support via Performive’s Support ticket management platform with appropriate escalation process. And during standard business hours via email, and live online chat.

9

SMARTHANDS AND REMOTE HANDS SERVICES. At Customer’s request, PERFORMIVE technicians are available to assist Customer in performing light duties or troubleshooting and thus provide “Smarthands Services” as well as general remote hands services. Typical activities provided by Smarthands includes, without limitation, reconfiguration of non-restricted cables with push-on type connectors, correction of minor problems such as circuit problems, cooperating with Customer and/or third party provider to locate and correct circuit problems, and set up hardware on Customer’s behalf. Remote Hands services would include a variety of tasks that are not Smarthands tasks. If Customer requests such services and PERFORMIVE provides the same, Customer shall pay to PERFORMIVE for such services in accordance with PERFORMIVE’s stated rates then in effect. Although PERFORMIVE technicians are skilled with respect to a variety of equipment, prior knowledge of, or training on, a particular system utilized by Customer cannot be guaranteed. PERFORMIVE shall not be liable for any losses or damages due to any failure of the Equipment or for any loss of data or damages resulting from Smarthands Services. Customer understands that prices for Smarthands Services and remote hands services varies based on the location where the Smarthands Services are to be performed and are subject to change without notice. Customer understands that Smarthands Services may also include tiered response time charges based on the urgency of the response required by Customer. PERFORMIVE may provide a Smarthands Services rate card, but Customer understands that said prices are subject to change without notice.

10	PROPRIETARY RIGHTS/CCONFIDENTIAL INFORMATION.

10.1

Proprietary Rights. PERFORMIVE and Customer will continue to own or license all copyrights, patents, trademarks, service marks, trade secrets and other proprietary rights that such party owned or licensed immediately prior to this Agreement. PERFORMIVE owns all right, title, and interest in and to all materials, tangible or intangible, developed by PERFORMIVE, alone or jointly with others, during the term of this Agreement. Upon payment of PERFORMIVE’s fees for the Services, PERFORMIVE grants Customer a non-exclusive, perpetual, fully-paid license to use, only in the ordinary course of Customer’s internal business, PERFORMIVE- owned works that are incorporated into, or embodied within, a Deliverable, provided that Customer is in compliance with its obligations under this Agreement. Customer owns all right, title and interest in and to all data and other information that it stores on PERFORMIVE systems.

10.2

Trademark Rights. During the term of this Agreement, Customer does not grant PERFORMIVE the right (a) to use Customer’s logo and name on PERFORMIVE’s website in connection with Customer’s use of PERFORMIVE Services and (b) to issue a press release announcing the Customer relationship and identifying the general type of Services purchased by Customer. Customer shall have the right to require PERFORMIVE to terminate such use at any time by written notice.

10.3

Indemnification Obligations for Violations of Proprietary Rights. Each party shall hold harmless, indemnify, and defend the other against any third-party claim alleging that any Hardware, Software, data or other material provided by the other party (a) pursuant to this Agreement constitutes an infringement or misappropriation of any third party’s copyright, United States patent, trade secret, trademark or similar proprietary right or (b) is not properly licensed for the use contemplated by this Agreement. Pursuant to the foregoing, Customer shall provide such indemnification to PERFORMIVE for Customer Software and PERFORMIVE shall provide such indemnification to Customer for PERFORMIVE Software and Deliverables. All such claims will be handled as follows: The party providing the allegedly infringing material will defend or settle such claim at its sole expense and indemnify the other party against any damages and costs awarded by a court of final jurisdiction in an action relating to such claim or pursuant to a settlement agreement, provided that the other party notifies the indemnifying party promptly in writing of the claim, permits the indemnifying party to control the defense or settlement and cooperates fully with the indemnifying party in such defense and settlement. Neither party will have an obligation for any claim of infringement arising solely by reason of compliance with any written instructions of the other party. Neither party will indemnify the other party or be liable for claims to the extent based upon the use of software, hardware or other technology provided by the indemnifying party with software, hardware, data, or other technology supplied by the indemnifying party or modifications to any software, hardware or other technology that were not performed by the indemnifying party.

10.4

Restrictions. Customer agrees that the PERFORMIVE Software contains trade secrets and other proprietary information owned by PERFORMIVE and/or its third-party licensors. Customer shall use the PERFORMIVE Software solely for the purpose of utilizing the Services provided hereunder. PERFORMIVE agrees that Customer Software contains trade secrets and other proprietary information owned by Customer and/or its third-party licensors. PERFORMIVE shall use Customer Software solely for the purpose of rendering the Services to Customer in conformity with the applicable Schedules and not for any other purpose.

10.5

Customer Data. All Customer data received, computed, developed, used or stored pursuant to this Agreement shall be the exclusive property of Customer and shall be considered Confidential Information (defined below) owned by Customer. Customer is solely responsible for the adequacy and accuracy of Customer data. PERFORMIVE may access such data solely for the purpose of delivering the Services. Where applicable, PERFORMIVE shall perform a data export and provide Customer with a copy of Customer data at Customer’s expense upon request.

10.6

Confidential Information. “Confidential Information” means any information and data, including in tangible, electronic or other form, of PERFORMIVE or Customer that is identified as confidential or proprietary at the time of disclosure or that should be understood to be confidential by the nature of the information or the circumstances of the disclosure. Confidential Information shall include, without limitation, Services, products, product configurations, Customer data, business plans, strategies, technology, software, documentation, methodologies, know-how, technical information, pricing, pricing mechanisms, financial information, information regarding each party’s operations, business relationships and the terms of this Agreement. Confidential Information shall not include any information that (a) is known to the receiving party prior to receipt hereunder from a source other than one having an obligation of confidentiality to the disclosing party, (b) becomes lawfully known (independently of disclosure by the disclosing party) to the receiving party from a source other than one having an obligation of confidentiality to the disclosing party, (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement, or (d) is independently developed by the receiving party without use of the Confidential Information. The receiving party agrees that it will not use the Confidential Information of the disclosing party in any way, for its own account or the account of any third party, except for the purpose of performing this Agreement, nor will the receiving party disclose the Confidential Information of the disclosing party to any third party except as required by law. The receiving party will take reasonable precautions to protect the confidentiality of such Confidential Information. If either party is required by law to make any disclosure of any Confidential Information by subpoena, judicial or administrative order or otherwise, such party must first give written notice of such requirement to the other party, permit such other party to intervene in any relevant proceedings to protect its interests in the Confidential Information and provide full cooperation and assistance in seeking to obtain such protection, all at the disclosing party’s cost and expense.

10.7

Indemnification Obligations Related to Customer Data. Customer shall hold harmless, indemnify and defend PERFORMIVE against any third party claim related to (a) any data provided or stored by Customer on a PERFORMIVE system or (b) any violations of the Acceptable-Use or Privacy Policies.

11	REPRESENTATIONS, WARRANTIES, DISCLAIMERS AND LIMITATION OF REMEDIES.

11.1

By Customer. Customer represents and warrants to PERFORMIVE that (a) the execution, delivery and performance by Customer of this Agreement and the consummation of the transactions contemplated hereby (i) are within Customer’s corporate or analogous powers, (ii) have been duly authorized by all necessary corporate or other action, (iii) do not and will not (A) violate any applicable federal, state and local laws, rules and regulations, and all orders, judgments, decrees or other determinations of any Governmental Authority (collectively, “Requirements of Law”) or arbitrator that are applicable to, or binding upon, such Person or any of its property or to which such Person or any of its property is subject, or (B) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any contractual obligation of Customer, and (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that have been obtained or made and copies of which have been delivered to PERFORMIVE, and each of which on the date hereof is in full force and effect; (b) this Agreement has been— and any Schedule to which Customer is a party, upon delivery thereof, will have been—duly executed and delivered by Customer; (c) this Agreement is—and any Schedule to which Customer is or becomes a party, upon delivery thereof, will be—the legal, valid and binding obligation of Customer, enforceable against Customer in accordance with its terms; (d) Customer will use the Services and PERFORMIVE Software in compliance with all Requirements of Law and in accordance with this Agreement and the Acceptable- Use Policy; (e) Customer has the right and authority to provide PERFORMIVE with the Customer Software, Customer Hardware and other materials supplied by Customer for the purpose of enabling PERFORMIVE to deliver the Services; and (f) Customer will not market, solicit, enable or sell, or attempt to market, solicit, enable or sell, any service also offered by PERFORMIVE to any other PERFORMIVE customers or partners located in any facility in which PERFORMIVE provides any Services without PERFORMIVE’s prior written consent.

11.2

By PERFORMIVE. PERFORMIVE represents and warrants to Customer that (a) PERFORMIVE will comply with all applicable laws, rules and regulations in delivering the Services (including, without limitation, any privacy and computer laws), and (b) PERFORMIVE has the right and authority to use and provide Customer with access to the PERFORMIVE Software in rendering the Services hereunder.

11.3

DISCLAIMER. Except as expressly set forth in this Agreement or a Schedule, PERFORMIVE makes no warranties, express or implied. PERFORMIVE expressly disclaims all other warranties, including, without limitation, any implied warranties of merchantability, accuracy, security, fitness for a particular purpose, noninfringement or arising from a course of dealing, usage or trade practice. PERFORMIVE disclaims all warranties and indemnities with regard to third-party maintenance services. Customer is solely responsible for, and PERFORMIVE expressly disclaims, all representations, warranties and liabilities of any kind relating to the Customer Software and Customer Hardware. If Customer acquires Third-Party Software through PERFORMIVE, any representations or warranties applicable to such Software shall be included in a click-wrap, shrink-wrap or similar type of license agreement included with the Third-Party Software or set forth in a Software Schedule. PERFORMIVE does not and cannot control the flow or complete security of data to or from its network and other portions of the Internet. Such flow and security depend in large part on the performance of Internet services provided or controlled by third parties. At times, actions or inactions of such third parties (including other PERFORMIVE customers) can impair or disrupt Customer’s connections to the Internet (or portions thereof) or the security of Customer’s data. Although PERFORMIVE will use commercially reasonable efforts to take all actions it deems appropriate to remedy and avoid such events, PERFORMIVE cannot guarantee that such events will not occur. Accordingly, PERFORMIVE disclaims any and all liability resulting from or related to such events.

11.4

Limitation of Remedies. If PERFORMIVE breaches its obligations under this Agreement, as Customer’s sole and exclusive remedy, (a) PERFORMIVE, upon receipt of written notice from Customer specifying the nature of the default in reasonable detail, shall work diligently to cure the default at PERFORMIVE’s expense as soon as commercially reasonable, and, in any case, PERFORMIVE shall commence such cure within 5 days of receipt of the default notice from Customer or such lesser time as specified in the SLA or a Professional Services Schedule, (b) Customer shall have the service-credit remedies as specified in the applicable SLA, if any, so long as Customer is in good standing with no past due amount owed to PERFORMIVE under this Agreement, (c) Customer shall have the indemnification remedies specified in this AGREEMENT and (d) Customer shall have the termination rights specified in this AGREEMENT.

11.5

PERFORMIVE Hardware or Software. Except with respect to any express warranties for Services related to PERFORMIVE Hardware or Software, Customer acknowledges and agrees that its use and possession of the PERFORMIVE Hardware and Software shall be subject to, and controlled by, the terms of any manufacturer’s or, if appropriate, supplier’s warranty, and Customer agrees to look solely to the manufacturer or, if appropriate, supplier with respect to all mechanical, service and other claims, and the right to enforce all warranties made by said manufacturer are hereby, to the extent PERFORMIVE has the right, assigned to Customer solely during the term of any applicable Schedule.

12	TERMINATION.

12.1

Expiration Date. Notwithstanding anything to the contrary herein, Customer shall duly execute a Schedule, agreement, amendment or attachment related hereto no later than the date that is 10 business days (the “Expiration Date”) after the date on which PERFORMIVE executes such document. PERFORMIVE reserves the right to withdraw any offer contained therein after the Expiration Date and before Customer executes such document.

12.2

Term. Unless terminated earlier pursuant to the terms hereof, this Agreement shall commence on the Effective Date and continue and/or be in effect so long as there is a Schedule in effect. The term of any Schedule shall commence in the first month of billing for the monthly recurring fees or the Fully Implemented Date, whichever is later, and continue for the period set forth in such Schedule.

12.3

Renewal. Unless renegotiated and agreed to by both parties, All Schedules shall automatically renew for successive terms (each a “Renewal Term”) equal in length to the then-current term with an annual increased rate of 0% or then current market rates, whichever is higher. , either party may give notice of nonrenewal or desire to renegotiate terms by providing the other party with written notice 90 days prior to the last day of such term. In the event Customer provides notice of termination but does not in fact terminate at the end of the renewal term, the Schedule terminated shall automatically renew for a full term as if no notice of termination was received.

12.4

Termination of this Agreement. Either party may terminate a particular Schedule or this Agreement by written notice to the other party (a) if the other party breaches or fails to observe or perform any material term or condition of such Schedule or this Agreement and does not cure such breach or failure within 30 days after written demand (5 days in the case of late payment of fees) by the non-breaching party specifying the nature of the breach in reasonable detail and stating such party’s intention to terminate; provided however, that such written demand must be sent within 30 days of the event or such right to terminate shall be deemed waived unless such breach is continuing, or (b) otherwise as expressly provided in the SLA, Schedule, Acceptable Use Policy or this Agreement. The failure to pay amounts owed under a Schedule when due shall be considered a material breach.

12.5

Effect of Termination. Upon termination of this Agreement or a Schedule, all rights and obligations of the parties under such terminated Agreement or Schedule shall cease, except for those rights and obligations that, by the terms of this Agreement or the applicable Schedule or the nature of the right or obligation, survive termination. Termination will not relieve either party of any obligations that arose prior to the effective date of the termination. Upon termination of this Agreement, (a) Customer must cease using, and PERFORMIVE will cease providing, any terminated Services and PERFORMIVE Software, (b) each party will return to the other party any Confidential Information of the other, (c) each party will make available to the other party any Hardware, Software or other property of such other party in its possession, provided that Customer may not access the Customer Hardware in PERFORMIVE’s facilities until Customer has fully satisfied its payment obligations to PERFORMIVE, and provided further that PERFORMIVE shall store the Customer Hardware in PERFORMIVE’s secured facilities and at Customer’s sole expense until the date that is the earlier of (i) 60 days after the effective termination date, after which PERFORMIVE may (A) sell or otherwise dispose of such Customer Hardware in a manner it deems appropriate and (B) keep any proceeds resulting therefrom, and (ii) 15 days after the date on which Customer has fully satisfied its payment obligations to PERFORMIVE, and provided further that each party shall release and hold the other party harmless from and against any liability for damage of any kind whatsoever that may be caused by such party’s equipment during such migration, (d) PERFORMIVE shall remove all copies of Customer data from PERFORMIVE’s systems and property and (e) PERFORMIVE will provide, at Customer’s expense, reasonable termination/expiration assistance requested by Customer to facilitate the orderly transfer of Services and migration of Customer’s data and Customer Software to Customer or another third-party provider, for a period not to exceed 30 days, unless otherwise set forth in a separate Schedule executed by the parties.

PERFORMIVE is not obligated to retain or back up any Customer data following the termination of this Agreement or a Schedule. If Customer utilizes any of PERFORMIVE’s data-backup Services, Customer has the option to purchase a copy of all of Customer’s data, which copy shall be made after this Agreement has been terminated. In order for this backup to take place, (a) Customer must make a written request 30 days before the end of this Agreement and (b) a Schedule must be executed by Customer and PERFORMIVE for the performance of the backup Services, which Schedule shall set forth the names and locations of the specific folders to be backed up. Using HP Data Protector or similar software, PERFORMIVE shall archive such folders to a series of magnetic tapes and send them overnight using a commercial courier service to Customer. PERFORMIVE shall not be responsible for encrypting such tapes. After such backup has been performed and tested, PERFORMIVE shall dispose of the Customer data remaining within PERFORMIVE facilities pursuant to PERFORMIVE’s standard data-disposal procedures.

Within 10 days of the effective date of any termination of this Agreement or a Schedule, Customer shall pay PERFORMIVE all amounts owed under the terminated Schedules through such effective date of termination. In addition, and notwithstanding anything to the contrary in this Agreement, if Customer terminates a Schedule or this Agreement other than as expressly permitted hereunder, or if PERFORMIVE terminates a Schedule or this Agreement as a result of an uncured material breach or default by Customer, that, as just and reasonable compensation, Customer shall be obligated to pay any and all fees arising under such Schedule(s) or this Agreement through the end of the then-current term under the terminated Schedule(s); provided that, with regard to Professional Services, such amount will be based upon the estimated cost of the Professional Services. The parties herein agree that the above-mentioned compensation to PERFORMIVE, is a fair and actual calculation required to make PERFORMIVE whole and Customer specifically agrees that this payment is not a penalty.

13	INDEMNIFICATION AND LIMITATION OF LIABILITY.

13.1

Bodily Injury, Death and Property Damage. Each party agrees to indemnify the other party against any losses, liabilities, damages, costs or expenses (including reasonable attorneys’ fees) arising from a third-party claim for bodily injury, death or property damage (excluding intellectual-property claims) caused by the gross negligence or willful misconduct of the indemnifying party. To the extent that either party is liable for any damage to, or loss of, property for any reason, such liability will be limited solely to the then-current replacement value of the equipment, excluding lost data or software. The party seeking indemnification shall provide prompt written notice of a claim to the other party, allow the indemnifying party to control the defense and/or settlement of the claim and fully cooperate with the indemnifying party. If the holder of a lien on any Customer Hardware exercises its right to remove such Hardware, PERFORMIVE shall be (a) indemnified and held harmless by Customer for any damages that such lienholder claims to have suffered from the improper removal of such hardware, (b) indemnified and held harmless from any and all claims resulting from the interruption or degradation of Services caused, directly or indirectly, by the removal of Customer Hardware and (c) entitled to liquidated damages in accordance with Section 6.6 and to any and all fees then owing.

13.2

LIMITATION OF LIABILITY. Except with respect to Customer’s obligation under Section 4.7 (Indemnification Obligations Related to Customer Data), in no event shall either party be liable for any indirect, consequential, incidental, special or punitive damages— including, without limitation, loss of use, interruption of business, loss of data or loss of profits—arising out of, or in any way connected with, this Agreement, the Services, any PERFORMIVE or Customer Software or Third-Party Software even if each party has been advised of the possibility of such damages. Except with respect to each party’s obligations under Section 13.1 (bodily injury, death and property damage) and Customer’s obligations under Section 4.3 (Payment), Section 10.7 (Indemnification Obligations Related to Customer Data), and Section 12.5 (Effect of Termination), in no event will either party have liability in the aggregate under this Agreement, regardless of the form of the action, for any amount in excess of the total amount paid by Customer under the applicable Schedule during the preceding 12 months.

13.3

Basis of the Bargain; Failure of Essential Purpose. The parties acknowledge that (a) PERFORMIVE has set its prices, and the parties have entered into this Agreement, in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth in this Agreement and (b) the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if this Agreement is found to have failed its essential purpose.

14	INSURANCE.

14.1

PERFORMIVE Minimum Levels. PERFORMIVE agrees to keep in full force and effect during the term of this Agreement (a) commercial general liability insurance in an amount not less than $1,000,000 per occurrence for bodily injury and property damage and (b) workers’ compensation insurance in an amount not less than that required by applicable law. PERFORMIVE agrees that it will ensure and be solely responsible for ensuring that its contractors and subcontractors maintain insurance coverage at levels no less than those required by applicable law and customary in PERFORMIVE’s and its agents’ industries.

14.2

Customer Minimum Levels. In the event that Customer wants to have regular physical access to the Facilities operated by PERFORMIVE and equipment owned by third parties, PERFORMIVE’s insurers require PERFORMIVE to ensure that PERFORMIVE customers maintain adequate insurance coverage. In furtherance thereof, Customer agrees to keep in full force and effect, during the term of this Agreement, (a) commercial general-liability insurance in an amount not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate for bodily injury and property damage and (b) workers’ compensation insurance in an amount not less than that required by applicable law. Customer agrees that it will ensure, and be solely responsible for ensuring, that its agents (including contractors and subcontractors) maintain insurance coverage at levels no less than those required by applicable law and customary in Customer’s and its agents’ industries.

15	GENERAL.

15.1	Conflict. In the event of a conflict between this Agreement and a Schedule or Order Form, the terms of the Schedule or Order Form shall control.

15.2

Relationship of Parties. Nothing in this Agreement will be construed to imply a joint venture, partnership or agency relationship between the parties, and PERFORMIVE will be considered an independent contractor when performing Services under this Agreement.

15.3

Assignment. The rights and liabilities of the parties hereto will bind and inure to the benefit of their permitted successors and assigns. Customer shall not have the right to assign this Agreement without the prior written consent of PERFORMIVE; provided that Customer shall be obligated to assign this Agreement to a successor in interest in the event of a change of control resulting from a merger, sale of stock or sale of all or substantially all of the assets of Customer relating to the Services. PERFORMIVE shall have the right to assign any and all agreements between the Customer and PERFORMIVE.

15.4

Affiliates and Contractors. Customer may extend the benefits of this Agreement only to its Affiliates; provided, however, that, in such event, Customer shall be obligated to pay PERFORMIVE any additional fees based on the number of users, changes to requirements for the hosting environment, as further specified in an SLA, or other changes to requirements that increase the cost of delivery of Services by PERFORMIVE. Customer shall ensure that its Affiliates and authorized third-party contractors comply with the terms and conditions of this Agreement, and Customer shall be liable for the acts and omissions of such parties. PERFORMIVE may use subcontractors in delivering the Services.

15.5

Complete Understanding; Modification. This Agreement constitutes the entire agreement between the parties relating to its subject matter, supersedes all prior agreements and understandings between the parties, oral or written, with respect to its subject matter and may not be changed unless mutually agreed upon in writing by both parties.

15.6	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect.

15.7

Schedules. A Schedule or amendment to this AGREEMENT may add new or additional terms and conditions. Except as provided above, in the event of any conflict or inconsistency between the provisions of this AGREEMENT and those of a Schedule, the Schedule shall prevail.

15.8

Notices. Except where expressly stated otherwise in this Agreement, all notices, requests and demands expressly contemplated by this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand-delivered to the addressee, (b) when transmitted by confirmed facsimile or e-mail, (c) one business day after being given to an overnight courier with a reliable system for tracking delivery or (d) 3 business days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid. All notices shall be sent to the addresses and directed to the attention of the parties set forth on the first page of this AGREEMENT. Customer agrees to provide to PERFORMIVE the name, address, phone number, fax number and email address of a contract administrative contact and to provide updates or changes to same Each party shall promptly notify the other party in writing of a change of address.

15.9

Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in counterparts. For purposes of this Agreement, a facsimile, PDF or other electronic version of a party’s signature shall be deemed an original signature.

15.10	Headings. Section headings in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

15.11

GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Georgia, excluding its conflict-of-law rules. In addition, each party, on behalf of itself and its successors and assigns, agrees that the State of Georgia shall be the exclusive venue (to the extent that subject-matter jurisdiction exists) for all causes of action arising out of this Agreement. This consent shall not be deemed a waiver of the right to remove any litigation to a federal court in Georgia. PERFORMIVE and Customer agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

15.12

Force Majeure. Except with respect to any payment obligations, neither party will be liable for any failure or delay in its performance under this Agreement due to causes beyond its reasonable control, and, except as otherwise provided in a Schedule, will be entitled to a reasonable extension of time to remedy any such delay or failure to perform. A “Force Majeure Event” means the occurrence of:

a.	an act of war (whether declared or not), hostilities, invasion, act of foreign enemies, terrorism or civil disorder;

b.

a strike or strikes or other industrial action or blockade or embargo or any other form of civil disturbance (whether lawful or not), in each case affecting on a general basis the industry related to the affected Services and which is not attributable to any unreasonable action or inaction on the part of the Company or any of its Subcontractors or suppliers and the settlement of which is beyond the reasonable control of all such persons;

c.

specific incidents of exceptional adverse weather conditions in excess of those required to be designed for in this Agreement which are materially worse than those encountered in the relevant places at the relevant time of year during the twenty (20) years prior to the Effective Date;

d.	tempest, earthquake or any other natural disaster of overwhelming proportions; pollution of water sources resulting from any plane crash.

e.	discontinuation of electric or water supply;

f.	pandemic or other illness such as SARS, MERS, or the novel coronavirus Covid 19 or any other new or unknown illness or virus.

g.

any other unforeseeable circumstances beyond the control of the Parties against which it would have been unreasonable for the affected party to take precautions and which the affected party cannot avoid even by using its best efforts.

In each case where a Force Majeure Event directly causes PERFORMIVE to be unable to comply with all or a material part of its obligations under this Agreement, the parties agree as follows:

1.

PERFORMIVE shall not be in breach of its obligations under this Agreement or be responsible for any suspension or cancellation of a Service. PERFORMIVE shall not incur any liability for losses or damages of any nature whatsoever incurred or suffered by Customer if and to the extent that PERFORMIVE is prevented from carrying out its obligations by, or such losses or damages are caused by, a Force Majeure Event.

2.

PERFORMIVE shall take all reasonable steps within its respective powers and consistent with Good Operating Practices (but without incurring unreasonable additional costs). Will comply with its obligations under this Agreement that are consistent with the laws and regulations regarding such Force Majeure Event.

3.

PERFORMIVE will not refund any money paid as a result of a Force Majeure Event. You further agree that PERFORMIVE shall not be obligated or required to issue a refund or credit as a result of any Force Majeure Event.

15.13

Waiver or Failure to Act. No waiver will be effective unless documented in a writing signed by an authorized representative of the party against which enforcement of the waiver is sought. The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement, or the exercise of any option, right or remedy contained herein, shall not be construed as a waiver of any future application of such term, provision, option, right or remedy, and such term, provision, option, right or remedy shall continue and remain in full force and effect.

15.14	Time is of the essence of this Agreement. Both parties agree to review all terms and resolve any redlines within 3 business days.

15.15

No-Hire Clause. (a) During the term of this Agreement, and for a period of 12 months thereafter, neither party nor any of its Affiliates will (i) employ or hire, nor engage as a consultant or subcontractor, any employee of the other party or any of its Affiliates, (ii) solicit any employee of the other party or any of its Affiliates to become an employee of, or consultant or subcontractor to, the other party or any of its Affiliates or (iii) recommend or suggest to any other person or entity that it solicit, employ, hire, or engage any such employee of the other party; provided, however, that neither party shall be deemed to be in violation of this Section 15.15 if an employee, consultant or subcontractor of one party is hired by the other party as a result of the response by such employee, consultant or contractor to an advertisement made to the general public by the hiring party.

If there is a breach of the foregoing provisions, the non-breaching party shall be entitled to be paid, on-demand, as liquidated damages and not as a penalty, an amount equal to the annualized base salary and other regular compensation being paid to such employee as of the date of the termination of his or her employment with such party or its Affiliate. The amount of damages that would be suffered as a result of a breach of the foregoing provisions of this Section 15.15 would be difficult to measure, and such payment amount constitutes reasonable liquidated damages for such breach.

(Signatures to follow on the next page)

IN WITNESS WHEREOF, the parties have executed this AGREEMENT by their duly authorized representatives.

PERFORMIVE, LLC	Customer:

/s/ Mark Mercado	/s/ Robert C. Bissell
Signature	Signature

Mark Mercado	Ian Gerard
Printed Name	Printed Name

SVP Sales	CEO
Title	Title

10/31/2023	10/31/2023
Date	Date

/s/ Mike Margagliotti
Client Success Manager